Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-199966

Amendment No. 1 to Pricing Supplement No. 1294 dated September 25, 2015 to the Prospectus and Prospectus Supplement, each dated November 7, 2014, the Underlying Supplement No. 1a-I dated November 7, 2014 and the Product Supplement No. 4a-I dated November 7, 2014 —

Amendment No. 1 to Pricing Supplement No. 1294

Medium-Term Notes, Series E
Capped Buffered Enhanced Participation Basket-Linked Notes due 2017
(Linked to a Basket)

Notwithstanding anything to the contrary set forth in pricing supplement no. 1294 dated September 25, 2015 (the “pricing supplement”), the ISIN no. is US48125U4Z29. For the avoidance of doubt, the CUSIP no. remains 48125U4Z2.

Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Risk Factors” on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Factors” on page PS- 16 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this amendment, the pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with pricing supplement no. 1294 dated September 25, 2015, the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Pricing supplement no. 1294 dated September 25, 2015:

http://www.sec.gov/Archives/edgar/data/19617/000095010315007712/dp60029_424b2-1294.htm

●	Product supplement no. 4a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

●	Underlying supplement no. 1a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

●	Prospectus supplement and prospectus, each dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Amendment No. 1 dated October 26, 2015 to Pricing Supplement No. 1294 dated September 25, 2015